Exhibit 29

IRREVOCABLE UNDERTAKING

To:         PW Medtech Group Limited (普华和顺集团公司) (the “Company”)

PW Medtech Group Limited
Level 54, Hopewell Centre
183 Queen’s Road East, Hong Kong
Attention: The Board of Directors

October 26, 2020

Dear Sirs

Re: Acquisition Transaction with Respect to China Biologic Products Holdings, Inc. (the “Target”)

WHEREAS, on September 18, 2019, the Company entered into a consortium agreement (as amended by amendment no. 1 thereto dated as of January 23, 2020, the “Consortium Agreement”) with Beachhead Holdings Limited, CITIC Capital China Partners IV, L.P., represented by its general partner CCP IV GP Ltd., Parfield International Ltd., HH Sum-XXII Holdings Limited and V-Sciences Investments Pte Ltd, pursuant to which the Company agrees, among other things, subject to the terms and conditions thereof, (i) to vote the ordinary shares and other equity securities of the Target held by it in favor of the approval of that certain agreement and plan of merger to be entered into by and among CBPO Holdings Limited (“Parent”), CBPO Group Limited, a wholly owned subsidiary of Parent, and the Target (as may be amended, restated, supplemented or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”) and the transactions contemplated thereby (such agreement of the Company as described in the foregoing sub-section (i) is referred to as the “PWM Original Voting Agreement”) and (ii) to share the out-of-pocket costs and expenses incurred by the Buyer Consortium (as defined under the Consortium Agreement), and under certain circumstances, to reimburse certain other members of the Buyer Consortium for their out-of-pocket costs and expense incurred, in connection with the acquisition transaction with respect to the Target (the “Target Privatization”), in each case, including any termination fee payable to the Target pursuant to the Merger Agreement (such agreement of the Company as described in the foregoing sub-section (ii), to the extent the performance of the obligations thereunder by the Company is subject to and contingent upon the approval of the shareholders of the Company in accordance with the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited (the “Hong Kong Listing Rules”), collectively, the “Expenses Sharing Arrangements”).

WHEREAS, in connection with the Merger Agreement and the transactions contemplated thereby, the Company, together with other members of the Buyer Consortium and/or other applicable parties, has agreed, or may in the future at the direction of the board of directors of the Company (the “PWM Board”) agree, to be bound by certain agreements or provisions with respect to the Expenses Sharing Arrangements or any other arrangements in connection with the Target Privatization either by way of amending and/or restating the Consortium Agreement and/or pursuant to any other agreement or document, in each case as agreed among the Company and such other parties (the “Restated Consortium Agreement Matters”). (x) The Restated Consortium Agreement Matters, to the extent the performance of the obligations under such provisions by the Company is subject to and contingent upon the approval of the shareholders of the Company in accordance with the Hong Kong Listing Rules, and (y) the Expenses Sharing Arrangements, are collectively referred to as the “Consortium Agreement Matters;” and

WHEREAS, in connection with the Merger Agreement and the transactions contemplated thereby, the Company will issue in favor of Parent certain voting undertakings pursuant to which the Company agrees to, among other things, subject to the terms and conditions thereof, to vote the ordinary shares and other equity securities of the Target held by it in favor of the approval of the Merger Agreement and the transactions contemplated thereby (the “PWM Voting Undertaking,” and together with the PWM Original Voting Agreement, collectively, the “PWM Voting Obligations”).

NOW, THEREFORE, in consideration of the foregoing premises and understanding that the foregoing persons intend to rely on the obligations and undertakings herein, the undersigned hereby irrevocably and unconditionally confirms, represents, warrants and undertakes to the Company as follows:

1	Shareholding

1.1	The undersigned is the registered holder and beneficial owner of, and is able to control the exercise of all rights (including voting rights and the right to all dividends and distributions) attaching to, the ordinary shares of par value US$0.0001 each in the issued share capital of the Company (such ordinary shares, “Shares”) as shown in Schedule 1 to this letter (collectively, the “Owned Shares”) free and clear of any encumbrance and all such Owned Shares have been properly allotted and issued and fully paid up. Save for the Owned Shares, the undersigned does not have direct or indirect interest (equity or otherwise) in any other securities of the Company as of the date hereof.

1.2	All references to “Shares” in this letter shall mean the Owned Shares, together with any Shares issued by the Company which are attributable to or derived from the Owned Shares and any other Shares which the undersigned may, after the date of this letter, become the beneficial owner (or otherwise become able to control the exercise of all rights, including voting rights and the right to all dividends and distributions, attaching to such Shares).

2	Dealings and Undertakings

2.1	As of the date hereof, the undersigned has not accepted any offer to directly or indirectly dispose of all or any of the Shares and shall not, at any time before the EGM (as defined below) is held, directly or indirectly sell, transfer, charge, encumber, grant any option or lien over or otherwise dispose of or deal in (or permit any such action to occur in respect of) any or all of Shares or any interest in them.

2.2	Subject to Section 2.8, the undersigned shall exercise (and procure the exercise of) all voting rights attaching to Shares in such manner (a) as to approve and enable the approval of, and the compliance and performance by the Company of its obligations under, the PWM Voting Obligations; (b) as to oppose the taking of any action which might, in any material respect, interfere with, delay, adversely affect or be inconsistent with the PWM Voting Obligations; and (c) subject to and without prejudice to the obligations under the foregoing sub-sections (a) and (b) which shall not be conditional upon or impacted by any PWM Board Recommendation (as defined below) or lack thereof, as is otherwise consistent with the recommendations of the PWM Board with respect to the Consortium Agreement Matters (such recommendations of the PWM Board with respect to the Consortium Agreement Matters are collectively referred to as the “PWM Board Recommendations”); (in each case of sub-sections (a), (b) and (c) above, including any agreements or documents setting out such arrangements to the extent the Company’s performance of its obligations thereunder is subject to and contingent upon the approval of the shareholders of the Company in accordance with the Hong Kong Listing Rules).

2.3	Subject to Section 2.8, the undersigned shall, at any extraordinary general meeting of the Company (including any adjournment, recess or postponement thereof, the “EGM”) and in any other circumstance upon which a vote, consent or other approval of all or some of the shareholders of the Company is sought, (a) appear at each such meeting or otherwise cause all of the Shares to be counted as present thereat so as to ensure the undersigned is duly counted for purposes of calculating a quorum and for purposes of recording the result of any applicable vote or consent; (b) cast (and procure the casting of) all votes (whether by a show of hands or on a poll and whether in person or by proxy) in relation to all Shares (i) in favor of the PWM Voting Obligations and the compliance and performance by the Company of its obligations thereunder, and (ii) subject to and without prejudice to the obligations under the foregoing sub-section (b)(i) which shall not be conditional upon or impacted by any PWM Board Recommendation or lack thereof, otherwise in such manner consistent with the PWM Board Recommendations (in each case of sub-sections (b)(i) and (b)(ii) above, including any agreements or documents setting out such arrangements to the extent the Company’s performance of its obligations thereunder is subject to and contingent upon the approval of the shareholders of the Company in accordance with the Hong Kong Listing Rules); (c) sign all the resolutions required to give effect to the PWM Voting Obligations and, to the extent not inconsistent with the PWM Voting Obligations, the PWM Board Recommendations, and the compliance and performance by the Company of its obligations thereunder; and (d) use commercially reasonable efforts to take any other actions necessary to effect or procure the fulfilment of the PWM Voting Obligations and, to the extent not inconsistent with the PWM Voting Obligations, the PWM Board Recommendations, and the compliance and performance by the Company of its obligations thereunder.

2.4	The undersigned shall retain at all times the right to vote or consent with respect to all of the Shares in the undersigned’s sole discretion and without any other limitation, other than those limitations contained in this Section 2.

2.5	The undersigned has the requisite power, authority and capacity, and has taken all actions and has obtained all consents, approvals and authorizations from any authority or other third parties required to execute and deliver this letter and exercise the undersigned’s rights, to perform the undersigned’s obligations under this letter in accordance with its terms.

2.6	The undersigned’s obligations under this letter will constitute its valid, legal and binding obligations enforceable in accordance with its terms.

2.7	Neither the execution nor performance of this letter will result in or amount to, a violation or breach by the undersigned of any applicable laws or regulations (either applicable to the undersigned or the Company), or constitute a breach by the undersigned of any material contract, agreement, articles of association, undertaking or commitment to which the undersigned is a party.

2.8	The undersigned’s performance of its obligations under Sections 2.2 and 2.3 shall at all times remain subject to and contingent upon the undersigned not being ineligible to vote at the EGM or otherwise approve the Consortium Agreement Matters and/or the PWM Voting Obligations (as the case may be) pursuant to Article 79A of the articles of association of the Company and the Hong Kong Listing Rules; provided that the undersigned’s performance of its obligations under Sections 2.2 and 2.3 with respect to the PWM Voting Obligations shall also remain subject to and contingent upon the condition that the cash consideration payable for each ordinary share of the Target, par value US$0.0001 per share, in the Target Privatization as set forth in the fully executed Merger Agreement shall be not less than US$120.

3	Lapse

3.1	The undersigned’s undertakings, representations, warranties, consents, waivers, agreements and obligations in this letter with respect to the Consortium Agreement Matters will lapse and cease to have effect (to the extent not already undertaken and without prejudice to any liability for antecedent breach) immediately upon the earlier of (a) the date on which the Company is no longer obligated to perform its obligations with respect to the Consortium Agreement Matters, and (b) the date on which the Consortium Agreement Matters are approved by shareholders of the Company pursuant to the articles of association of the Company and the Hong Kong Listing Rules.

3.2	The undersigned’s undertakings, representations, warranties, consents, waivers, agreements and obligations in this letter with respect to the PWM Voting Obligations will lapse and cease to have effect (to the extent not already undertaken and without prejudice to any liability for antecedent breach) immediately upon the earliest of (a) the date on which the Company ceases to be a holder or beneficial owner of, and no longer controls the exercise of any rights attaching to or conferred by, any ordinary shares of the Target, (b) the date on which the Company is no longer obligated to vote the ordinary shares and other equity securities of the Target held by it in favor of the approval of the Merger Agreement and the transactions contemplated thereby, whether pursuant to the Consortium Agreement (as may be amended and/or restated from time to time after the date hereof) or the PWM Voting Obligations, and (c) the date on which the PWM Voting Obligations is approved by shareholders of the Company pursuant to the articles of association of the Company and the Hong Kong Listing Rules.

4	Specific Performance and Third Party Rights

4.1	Without prejudice to any other rights and remedies the Company may have, the undersigned acknowledges that damages alone may not be an adequate remedy for any breach by the undersigned of any of its obligations hereunder and that the Company shall have the right to seek an order for injunction, specific performance or other equitable relief for any threatened or actual breach of any such obligation in addition to any rights it may have for damages.

4.2	The undersigned acknowledges and agrees that (a) the undersigned’s undertakings, representations, warranties, covenants and agreements given in favor of the Company in this letter are also given in favor of, and for the benefit of, Parent; and (b) Parent is hereby expressly made a third party beneficiary of this letter and shall be entitled to enforce its rights under this letter independently of the Company. The provisions of this letter shall not be amended, varied or rescinded without the prior written consent of Parent. Subject to the foregoing of this Section 4.2, nothing herein is intended to or shall confer upon any person (other than the Company) any rights, benefits or remedies whatsoever under or by reason of this letter.

5	Others

5.1	This letter may be executed in any number of counterparts, each of which when executed and delivered is an original and all of which together evidence the same instrument.

6	Governing Law; Dispute Resolution

6.1	This letter and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with the laws of Hong Kong (without giving effect to any choice of law principles thereof that would cause the application of the laws of another jurisdiction).

6.2	Any dispute, controversy, difference or claim arising out of or relating to this letter (including the existence, interpretation, performance, breach, termination, or validity thereof or any dispute regarding pre-contractual, contractual or non-contractual obligations arising out of or relating to it) (each, a “Dispute”) shall be resolved through consultation between the parties. If no resolution is reached within thirty (30) days from the date of notification by party to the other parties of the Dispute, then such Dispute shall be referred to and finally resolved by arbitration administered by the Hong Kong International Arbitration Centre (the “HKIAC”) in accordance with its Arbitration Rules (the “HKIAC Rules”) in force when the notice of arbitration is submitted. The seat of the arbitration shall be Hong Kong. The arbitral tribunal shall consist of three (3) arbitrators to be appointed in accordance with the HKIAC Rules. The arbitration proceedings shall be conducted, and all written decisions or correspondence shall be, in English. The award of the arbitration tribunal shall be final and binding upon the disputing parties. Any party to an award may apply to any court of competent jurisdiction for enforcement of such award and, for purposes of the enforcement of such award, the parties irrevocably and unconditionally submit to the jurisdiction of any court of competent jurisdiction and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

6.3	Notwithstanding the foregoing, in addition to any recourse to arbitration as set out in Section 6.2, any party may, to the extent permitted under the rules and procedures of the HKIAC, seek an interim injunction or other form of relief from the HKIAC as provided for in the HKIAC Rules. Such application shall also be governed by, and construed in accordance with, the laws of Hong Kong (without giving effect to any choice of law principles thereof that would cause the application of the laws of another jurisdiction).

7	Notices.

Any notice required or permitted pursuant to this letter shall be given in writing and shall be given either personally or by sending it by next-day or second-day courier service, fax, electronic mail or similar means to the address of the relevant party as shown on Schedule 2 of this letter, or at such other address or facsimile number or electronic mail address as such party may hereafter specify for that purpose by written notice to the other parties hereto.

[Signature page to follow]

In witness whereof this letter has been duly executed and delivered as a deed on the date first above written.

SIGNED, SEALED AND DELIVERED	)
as a DEED by	)
as the authorized signatory for and on behalf of	)	/s/ PU JUE
CROSS MARK LIMITED	)	Name: PU JUE
	)	Title: Director
in the presence of:

/s/ Yang Tiantian
Signature of Witness
Name: Yang Tiantian

[Signature Page to Voting Undertaking]

SCHEDULE 1
Owned Shares

SCHEDULE 2
Notice Details